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                                                                    EXHIBIT 20.1

CHASE MANHATTAN GRANTOR TRUST 1995-B

From: Chase Manhattan Bank, N.A.

To:   Norwest Bank Minnesota, N.A.

                   MONTHLY CERTIFICATEHOLDER'S REPORT
                   ----------------------------------

Due Period 7 Beginning Date                      05/01/1996
Due Period 7 End Date                            05/31/1996
Determination Date                               06/10/1996
Remittance Date                                  06/17/1996


I.    Monthly Principal and Principal Carryover Shortfall to Certificateholders
      (Per $1000 of Original Principal Amount)               $    33.6978565731

II.   Monthly Interest and Unpaid Interest to Certificateholders
      (Per $1000 of Original Principal Amount)               $     3.9395642428

III.  Monthly Expenses Summary

      A. Servicing Fee Disbursement                          $       998,888.65
      B. Cash Collateral Account Expense                     $             0.00
      C. Total Expenses paid
         (per $1000 of Original Principal Amount)            $     0.6677227547

IV.   Cash Collateral Account Deposit Amount                 $             0.00

V.    Outstanding Advance Summary

      A. From Prior Period                                   $     3,475,710.49
      B. From Current Period                                 $     3,617,113.51
      C. Change in Amount Between Periods (Lines B - A)      $       141,403.02

VI.   Pool Factor Information

      A. Certificate Principal Balance                       $ 1,148,255,625.55
      B. Initial Certificate Balance                         $ 1,495,963,171.74
      C. Pool Factor (Lines A / B)                               0.767569447725

VII.  Available Cash Collateral Account Information for Due Period

      A. Available Cash Collateral Amount                    $    59,933,318.90
      B. Available Cash Collateral Amount Percentage             5.000000000209%

VIII. Required Cash Collateral Amount

      A. For the Current Collection Period                   $    59,933,318.90
      B. For the Next Collection Period                      $    57,412,781.28